UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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TREEHOUSE FOODS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TREEHOUSE FOODS, INC.
TWO WESTBROOK CORPORATE CENTER
TOWER TWO, SUITE 1070
WESTCHESTER, ILLINOIS 60154

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
ON MAY 1, 2008

You are cordially invited to attend the Annual Meeting of Stockholders of TreeHouse Foods, Inc. (“TreeHouse” or the “Company”) that will be held at Two Westbrook Corporate Center, First Floor, Conference Center (Link Two/Five), Westchester, Illinois 60154, on Thursday, May 1, 2008, at 9:00 a.m., local time. At the annual meeting you will be asked to vote on the following matters:

1. To elect two directors to hold office until the 2011 Annual Meeting of Stockholders;

2.	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2008; and

3.	To consider any other business that may properly come before the meeting.

The matters listed above are fully discussed in the proxy statement accompanying this notice. A copy of our 2007 Annual Report is also enclosed.

The record date for the annual meeting is March 3, 2008. Only stockholders of record as of March 3, 2008 are entitled to notice of and to vote at the meeting.

Whether or not you attend the annual meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to promptly vote and submit your proxy by phone, via the Internet, or by completing, signing, dating, and returning the enclosed proxy card in the enclosed envelope. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy.

Thomas E. O’Neill
Corporate Secretary

March 3, 2008

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 1, 2008

This proxy statement and our annual report are available at http://bnymellon.mobular.net/bnymellon/THS. This Proxy Statement includes information on the following matters, among other things:

•	The date, time and location of the annual Meeting;

•	A list of the matters being submitted to the stockholders for approval; and

•	Information concerning voting in person at the annual meeting.

ii

iii

TREEHOUSE FOODS, INC.
TWO WESTBROOK CORPORATE CENTER
TOWER TWO, SUITE 1070
WESTCHESTER, ILLINOIS 60154

PROXY STATEMENT

SUMMARY OF THE ANNUAL MEETING

We are furnishing this proxy statement in connection with the solicitation of proxies by the Board of Directors of TreeHouse Foods, Inc. (“TreeHouse” or the “Company”) for use in voting at the Annual Meeting of Stockholders (the “Meeting”). The meeting will be held at our corporate headquarters at Two Westbrook Corporate Center, First Floor, Conference Center (Link Two/Five), Westchester, Illinois 60154, on Thursday, May 1, 2008, at 9:00 a.m. (Centeral Time). This proxy statement is being sent to stockholders on or about March 13, 2008.

The solicitation of proxies from the stockholders is being made by the Board of Directors and management of the Company. The cost of this solicitation, including the cost of preparing and making the proxy statement, the proxy card, notice of annual meeting and annual report are all being paid for by the Company.

Who May Vote

If you are a stockholder of record on March 3, 2008, you are entitled to vote at the Meeting. As of that date, there were 31,204,305 shares of the Company’s common stock (“Common Stock”) outstanding, the only class of voting securities outstanding. You are entitled to one vote for each share of common stock you own, without cumulation, on each matter to be voted upon at the Meeting.

How Proxies Work

Only votes cast in person at the Meeting or received by proxy before the beginning of the Meeting will be counted at the Meeting. Giving us your proxy means you authorize us to vote your shares at the Meeting in the manner you direct. If your shares are held in your name, you can vote by proxy in three convenient ways:

•	By Internet: Go to http://www.eproxy.com/THS and follow the instructions.

•	By Telephone: Call toll-free 1-866-580-9477 and follow the instructions.

•	By mail: Complete, sign, date and return your proxy card in the enclosed envelope.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. (Central Time) on April 30, 2008.

If your proxy is properly returned, the shares it represents will be voted at the Meeting in accordance with your instructions. If you do not give specific instructions, your shares will be voted as follows:

•	FOR the election of each of the two nominees for director set forth herein;

•	FOR the ratification of the selection of our independent registered public accounting firm; and

•	with respect to any other matter that may properly come before the Meeting, in the discretion of the persons voting the respective proxies.

The Board of Directors does not intend to bring any matters before the Meeting except those indicated in the notice. If any other matters properly come before the Meeting, however, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters.

Shares Held Through a Bank, Broker or Other Nominee

If you are the beneficial owner of shares held in “street name” through a bank, broker or other nominee, such bank, broker or nominee, as the record holder of the shares, must vote those shares in accordance with your instructions. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items but not with respect to “non-discretionary” items. On non-discretionary items, for which you do not give instructions, the shares will be treated as “broker non-votes.” A discretionary item is a proposal that is considered routine under the rules of the New York Stock Exchange. Shares held in street name may be voted by your broker on discretionary items in the absence of voting instructions given by you. The proposals concerning the election of directors (Proposals 1 and 2) and the ratification of the independent registered public accounting firm (Proposal 3) are discretionary.

Quorum

Stockholders of record may vote their proxies by telephone, internet or mail. By using your proxy to vote in one of these ways, you authorize the three officers whose names are listed on the front of the proxy card accompanying this Proxy Statement to represent you and vote your shares. Holders of a majority of the shares entitled to vote at the meeting must be present in person or represented by proxy to constitute a quorum. Of course, if you attend the meeting, you may vote by ballot. If you are not present, your shares can be voted only when represented by a properly submitted proxy. Abstentions and broker non-votes (as described below under the heading — “Required Vote”) are counted for purposes of determining whether a quorum is met.

Revoking a Proxy

Submitting your proxy now will not prevent you from voting your shares at the meeting if you desire to do so, as your proxy is revocable at your option. You may revoke your proxy at any time before it is voted at the Meeting by:

•	delivering to Thomas E. O’Neill, our Senior Vice President, General Counsel, Chief Administrative Officer and Corporate Secretary, a signed written revocation letter dated later than the date of your proxy;

•	submitting a proxy to the Company with a later date; or

•	attending the meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must also vote in person at the meeting).

Required Vote

The election of the nominees for director will become effective only upon the affirmative vote of shares of common stock representing a plurality of the votes cast “for” such nominee. A “plurality” means that the two individuals who receive the highest number of votes will be elected as directors. The ratification of the selection of our independent registered public accounting firm and the approval of any other matter that may properly come before the Meeting will become effective only upon the affirmative vote of shares of common stock representing a majority of the votes cast “for” or “against” such proposal. We refer to the election of each nominee for director, and the ratification of our independent registered public accounting firm each as a “Proposal.” Votes cast as “for,” “against” or “withhold” are counted as a vote, while votes cast as abstentions will not be counted as a vote. So called “broker non-votes” (brokers failing to vote by proxy shares of the common stock held in nominee name for customers) will not be counted as a vote at the Meeting.

Majority Vote Policy

Our Corporate Governance Guidelines utilize a majority vote policy in the election of directors. Accordingly, if a nominee receives a greater number of votes marked “withhold” from his or her election than votes marked “for” his or her election, that nominee is required to tender his or her resignation following certification of the stockholder vote. The Nominating and Corporate Governance Committee is required to make recommendations to the Board with respect to any such letter of resignation. The Board is required to take action with respect to this recommendation and to disclose their decision-making process.

ELECTION OF DIRECTORS (PROPOSALS 1 AND 2)

We have a classified Board of Directors (the “Board”) consisting of three classes. At each annual meeting a class of directors is elected for a term of three years to succeed any directors whose terms are expiring.

At the Meeting, you will elect a total of two directors to hold office, subject to the provisions of the Company’s Bylaws, until the annual meeting of stockholders in 2011 and until their successors are duly elected and qualified. Unless you indicate otherwise, the shares represented by your proxy will be voted FOR the election of Mr. Sam K. Reed and Ms. Ann M. Sardini, the nominees set forth below. See “Summary of the Annual Meeting — Required Vote” and “Summary of the Annual Meeting — Majority Vote Policy” beginning on page 3 in this Proxy Statement.

Mr. Reed and Ms. Sardini have each agreed to be nominated and to serve as a director if elected. However, if any nominee at the time of his or her election is unable or unwilling to serve, or is otherwise unavailable for election, and as a result, another nominee is designated by the Board of Directors, then you or your designate will have discretion and authority to vote or refrain from voting for such nominee.

Proposal 1 — Election of Sam K. Reed — Continuing in office — Term expiring 2011

The Nominating and Corporate Governance Committee and the Board have recommended Mr. Reed for nomination for re-election to the Company’s Board of Directors. Certain information about Mr. Reed is contained below.

Sam K. Reed is the Chairman of our Board of Directors. Mr. Reed has served as our Chief Executive Officer since January 2005. Prior to joining us, Mr. Reed was a principal in TreeHouse LLC, an entity unrelated to the Company that was formed to pursue investment opportunities in consumer packaged goods businesses. From March 2001 to April 2002, Mr. Reed served as Vice Chairman of Kellogg Company. From January 1996 to March 2001, Mr. Reed served as the President and Chief Executive Officer and as a director of Keebler Foods Company. Prior to joining Keebler, Mr. Reed served as Chief Executive Officer of Specialty Foods Corporation’s (unrelated to Dean Foods) Western Bakery Group division from 1994 to 1995. Mr. Reed has also served as President and Chief Executive Officer of Mother’s Cake and Cookie Co. and has held Executive Vice President positions at Wyndham Bakery Products and Murray Bakery Products. In addition to our Board, Mr. Reed serves on the Board of Directors of Weight Watchers International. Mr. Reed holds a B.A. from Rice University and an M.B.A. from Stanford University.

RECOMMENDATION:
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF
SAM K. REED TO SERVE ON THE COMPANY’S BOARD OF DIRECTORS

Proposal 2 — Election of Ann M. Sardini — Standing for election at this meeting for a term expiring 2011

The Nominating and Corporate Governance Committee and the Board have recommended Ms. Sardini for nomination for election to the Company’s Board of Directors. Certain information about Ms. Sardini is contained below.

Ann M. Sardini has served as the Chief Financial Officer of Weight Watchers International, Inc. since April 2002. Ms. Sardini has over 20 years of experience in senior financial management positions in branded media and consumer products companies. She served as Chief Financial Officer of Vitamin Shoppe.com, Inc. from September 1999 to December 2001, and from March 1995 to August 1999 she served as Executive Vice President and Chief Financial Officer for the Children’s Television Workshop. In addition, Ms. Sardini has held finance positions at QVC, Inc., Chris Craft Industries and the National Broadcasting Company. In addition to our Board, Ms. Sardini holds a B.A. from Boston College and an M.B.A from Simmons College Graduate School of Management.

RECOMMENDATION:
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF
ANN M. SARDINI TO SERVE ON THE COMPANY’S BOARD OF DIRECTORS

RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM (PROPOSAL 3 )

Deloitte & Touche LLP audited our financial statements for fiscal year 2007 and has been selected by the Audit Committee of our Board of Directors to audit our financial statements for fiscal year 2008. A representative of Deloitte & Touche LLP will attend our annual meeting, where he or she will have the opportunity to make a statement, if he or she desires, and will be available to respond to appropriate stockholder questions.

Stockholder ratification of the selection of Deloitte & Touche LLP is not required by our By-laws. However, our Board of Directors is submitting the selection of Deloitte & Touche LLP to you for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, our Audit Committee will review its future selection of independent registered public accounting firms. Even if Deloitte & Touche LLP is ratified, the Audit Committee may change to a different independent registered public accounting firm if they determine a change would be in the best interests of the Company and our stockholders.

For information regarding audit and other fees billed by Deloitte & Touche LLP for services rendered in fiscal years 2006 and 2007, see “Fees Billed by Independent Registered Public Accounting Firm” on page 25 of this Proxy Statement.

RECOMMENDATION:
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE
SELECTION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

CORPORATE GOVERNANCE

Current Board Members

The members of the Board of Directors on the date of this proxy statement, and the committees of the Board on which they serve, are identified below. In addition to the current members set forth below, Ms. Michelle R. Obama was a member of our Board and the Audit and Nominating and Corporate Governance Committees until her resignation in May 2007. Mr. Gregg L. Engles currently serves as a member of our Board, but he has indicated that he plans to retire from the Board when his current term expires. He, therefore, is not standing for re-election to the Board at this year’s Annual Meeting.

Nominating
and Corporate
	Compensation		Audit		Governance
Director	Committee		Committee		Committee

Sam K. Reed
George V. Bayly		*		**
Gregg L. Engles
Diana S. Ferguson						*
Frank J. O’Connell		**				*
Gary D. Smith				*		**
Terdema L. Ussery, II		*		*

*	Member
**	Chairman

Corporate Governance Guidelines

We are committed to the highest standards of business integrity and corporate governance. All of our directors, executives and employees must act ethically and in accordance with our Code of Ethics. All of the Company’s corporate governance materials, including the Corporate Governance Guidelines, committee charters and the Code of Ethics are published on the Company’s website at www.treehousefoods.com in the investor information section and are also available upon request from the Corporate Secretary. The Board regularly reviews corporate governance developments and modifies the Company’s corporate governance materials as warranted. We will post any modifications of our corporate governance materials on our Company’s website.

Director Independence

The New York Stock Exchange listing rules require that a majority of the Company’s directors be independent. The Board determined that (i) Messrs. Bayly, O’Connell, Smith and Ussery have no direct or indirect material relationships with management, and that they satisfy the New York Stock Exchange’s independence guidelines and are independent, (ii) Ms. Ferguson and Ms. Sardini have only immaterial relationships with us, satisfy the New York Stock Exchange’s independence guidelines and are independent and (iii) Messrs. Reed and Engles are not independent.

In making its independence determination with respect to Ms. Ferguson, the Board considered that Ms. Ferguson is director of Integrys Energy Corporation whose subsidiary, Wisconsin Public Service, provides energy services to the Company. The Board noted, however, that the amount of the services provided was less than the thresholds contained in the New York Stock Exchange’s independence guidelines and that such services were provided to the Company on an arms’-length basis and in accordance with normal sourcing procedures for this type of service. The Board has concluded that this relationship is not material and that Ms. Ferguson is independent.

In making its independence determination with respect to Ms. Sardini, the Board considered that Ms. Sardini is the Chief Financial Officer of Weight Watchers International, Inc., and Mr. Reed currently serves as a member of the board of directors of Weight Watchers. Mr. Reed has announced his intention to resign from the Weight Watchers board in conjunction with its 2008 annual meeting of shareholders. Additionally, Mr. Reed has not served on the compensation committee of Weight Watchers. The Board has concluded that this relationship is not material and that Ms. Sardini is independent.

All members of our Audit, Compensation and Nominating and Corporate Governance committees are independent directors. The Board has determined that all of the members of our Audit Committee also satisfy the additional Securities and Exchange Commission independence requirement, which provides that they may not accept directly or indirectly any consulting, advisory or other compensatory fee from the Company or any of its subsidiaries other than their directors’ compensation. The portion of the Corporate Governance Guidelines addressing director independence is attached to this proxy statement as Appendix A.

Nomination of Directors

The Board, which is responsible for approving candidates for Board membership, has delegated the process of screening and recruiting potential director nominees to the Nominating and Corporate Governance Committee in consultation with the Chairman of the Board and Chief Executive Officer. The Nominating and Corporate Governance Committee seeks candidates who have a reputation for integrity, honesty and adherence to high ethical standards and who have demonstrated business acumen, experience and ability to exercise sound judgment in matters that relate to the current and long-term objectives of the Company. When the committee reviews a candidate for Board membership, the committee looks specifically at the candidate’s background and qualifications in light of the needs of the Board and the Company at that time, given the then current composition of the Board.

Code of Ethics

All directors, officers and employees of the Company must act ethically at all times and in accordance with the policies comprising the Company’s Code of Ethics. The Company’s Code of Ethics is published on the investor relations section of the Company’s website at www.treehousefoods.com.

Lead Independent Director

The Board of Directors has appointed a non-management director to serve in a lead capacity (“Lead Independent Director”) to coordinate the activities of the other non-management directors, and to perform such other duties and responsibilities as the Board of Directors may determine.

Currently, the Lead Independent Director is Terdema L. Ussery. The role of the Lead Independent Director includes:

•	Conducting and presiding at executive sessions of the Board.

•	Acting as a regular communication channel between the non-employee members of the Board and the Chief Executive Officer of the Company.

•	In the event of the unavailability or incapacity of the Chairman of the Board, calling and conducting special meetings of the Board.

Meetings of the Board of Directors

The Board of Directors met eight times during 2007. In addition, there were also two written consents that were approved by the Board in 2007. Each of the members of the Board participated in at least 75% of the meetings of the Board of Directors and committee meetings that took place while such person was a member of the Board and the applicable Committee. Members of the Board are expected to attend each meeting, as set forth in the Company’s Corporate Governance Guidelines, and substantially all of the members of the Board participated in 100% of the Board and Committee meetings during 2007. It is the Board’s policy that all of our directors attend the Annual Meeting of Stockholders absent exceptional cause. All of our directors attended the Annual Meeting of Stockholders in 2007. The non-management directors of the Company meet regularly (at least quarterly) in executive session of the Board without management present. The Lead Independent Director presides over non-management sessions.

The Board of Directors has established standing Audit, Compensation, and Nominating and Corporate Governance committees. The Board of Directors determines the membership of each of these committees from time to time, and, to date, only outside directors have served on these committees.

Committee Meetings/Role of Committees

Audit Committee:  The Audit Committee held ten meetings during 2007. The Committee presently consists of Messrs. Bayly, Smith and Ussery. Ms. Obama also served on the Audit Committee until her resignation from the Board in May 2007. The Audit Committee is composed entirely of independent directors (in accordance with the New York Stock Exchange listing standards and SEC rules). In addition, the Board of Directors has determined that Mr. Bayly, the chairperson of the Audit Committee, is qualified as an audit committee financial expert within the meaning of SEC regulations and the Board has determined that he has accounting and related financial management expertise within the meaning of the listing standards of the New York Stock Exchange. The Committee reviews and approves the scope and cost of all services (including non-audit services) provided by the firm selected to conduct the audit. The Committee also monitors the effectiveness of the audit effort and financial reporting, and inquires into the adequacy of financial and operating controls. The report of the Audit Committee is set forth later in this proxy statement.

Compensation Committee:  The Compensation Committee held six meetings in 2007. The Committee presently consists of Messrs. Bayly, O’Connell and Ussery. The Committee is composed entirely of non-management, independent directors. The Compensation Committee reviews and approves salaries and other matters relating to compensation of the senior officers of the Company, including the administration of the TreeHouse Foods, Inc. Equity and Incentive Plan. The Compensation Committee also reviews the Company’s general compensation and benefit policies and programs, administers the Company’s 401(k) plan, and recommends director compensation programs to the Board of Directors. The report of the Compensation Committee is set forth later in this proxy statement.

Nominating and Corporate Governance Committee:  The Nominating and Corporate Governance Committee held seven meetings in 2007. The Committee presently consists of Ms. Diana S. Ferguson, who was elected to the Board in January 2008, and Messrs. O’Connell and Smith. Ms. Obama also served on the Committee prior to her resignation from our Board in May 2007. The Committee is composed entirely of non- management, independent directors. The Nominating and Corporate Governance Committee met in February 2008 to propose the nominees whose election to the Company’s Board of Directors is a subject of this proxy statement. The purposes of the

Nominating and Corporate Governance Committee are (i) to identify individuals qualified to become members of the Board, (ii) to recommend to the Board the persons to be nominated for election as directors at any meeting of the stockholders, (iii) in the event of a vacancy on or increase in the size of the Board, to recommend to the Board the persons to be nominated to fill such vacancy or additional Board seat, (iv) to recommend to the Board the persons to be nominated for each committee of the Board, (v) to develop and recommend to the Board a set of corporate governance guidelines applicable to the Company, including the Company’s Code of Ethics, and (vi) to oversee the evaluation of the Board. The Nominating and Corporate Governance Committee will consider nominees who are recommended by stockholders, provided such recommendations are made in accordance with the nominating procedures set forth in the Company’s By-laws. The report of the Nominating and Corporate Governance Committee is set forth later in this proxy statement.

STOCK OWNERSHIP

Holdings of Management

The executive officers and directors of the Company own shares, and exercisable rights to acquire shares, representing an aggregate of 2,074,061 shares of Common Stock or approximately 6.6% of the outstanding shares of Common Stock (see “Security Ownership of Certain Beneficial Owners and Management”). Such officers and directors have indicated an intention to vote in favor of each Proposal.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of the close of business on February 18, 2008, certain information with respect to the beneficial ownership of common stock beneficially owned by (i) each director of the Company, (ii) the Chief Executive Officer, Chief Financial Officer of the Company and three most highly compensated executive officers of the Company other than the Chief Executive Officer (collectively, the “TreeHouse Executive Officers” or “TEOs”), (iii) all executive officers and directors as a group and (iv) each stockholder who is known to the Company to be the beneficial owner, as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of more than 5% of the outstanding Common Stock. Each of the persons listed below has sole voting and investment power with respect to such shares, unless otherwise indicated. The address of the Directors and Officers listed below is c/o TreeHouse Foods, Inc., Two Westbrook Corporate Center, Suite 1070, Westchester, Illinois 60154.

	Common Stock		Percent of
Name of Beneficial Owner	Beneficially Owned		Class(1)

Directors and Named Officers:
Sam K. Reed	550,234	(2)	1.8%
George V. Bayly	7,231	(3)	*
Gregg L. Engles	781,447	(4)	2.5%
Diana S. Ferguson	0
Frank J. O’Connell	7,031	(5)	*
Gary D. Smith	9,031	(6)	*
Terdema L. Ussery, II	7,031	(7)	*
David B. Vermylen	289,041	(8)	*
Dennis F. Riordan	71,659	(9)	*
Thomas E. O’Neill	175,678	(10)	*
Harry J. Walsh	175,678	(11)	*
All directors and executive officers as a group (11 persons)	2,074,061		6.6%

Principal Stockholders:
FMR Corp.	4,123,506	(12)	13.2%
Iridian Asset Management LLC	3,337,908	(13)	10.7%
Farallon Capital Partners, L.P.	2,203,000	(14)	7.1%
Barclays Global Investor, NA	1,662,331	(15)	5.3%

Except as otherwise noted, the directors and executive officers, and all directors and executive officers as a group, have sole voting power and sole investment power over the shares listed.

(1)	An asterisk indicates that the percentage of common stock projected to be beneficially owned by the named individual does not exceed one percent of our common stock.

(2)	Includes 273,557 shares of Common Stock issued under options currently exercisable within 60 days of February 18, 2008.

(3)	Includes 7,031 shares of Common Stock issued under options currently exercisable within 60 days of February 18, 2008.

(4)	Includes 351,836 shares of Common Stock issued under options currently exercisable within 60 days of February 18, 2008.

(5)	Includes 7,031 shares of Common Stock issued under options currently exercisable within 60 days of February 18, 2008.

(6)	Includes 7,031 shares of Common Stock issued under options currently exercisable within 60 days of February 18, 2008.

(7)	Includes 7,031 shares of Common Stock issued under options currently exercisable within 60 days of February 18, 2008.

(8)	Includes 182,371 shares of Common Stock issued under options currently exercisable within 60 days of February 18, 2008.

(9)	Includes 66,659 shares of Common Stock issued under options currently exercisable within 60 days of February 18, 2008.

(10)	Includes 124,343 shares of Common Stock issued under options currently exercisable within 60 days of February 18, 2008.

(11)	Includes 124,343 shares of Common Stock issued under options currently exercisable within 60 days of February 18, 2008.

(12)	We have been informed pursuant to the Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2008 by FMR LLC (“FMR”), that (i) Fidelity Management and Research Company, a wholly owned subsidiary of FMR and a registered investment adviser, is the beneficial owner of 4,123,506 shares of our Common Stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940; (ii) the ownership of one investment company, Fidelity Contrafund, amounted to 3,119,827 shares of our Common Stock; (iii) FMR has (A) sole voting power as to 1,300 shares and (B) sole dispositive power as to 4,123,506 shares; (iv) Edward C. Johnson 3d., Chairman of FMR, has sole dispositive power as to 4,123,506 shares; and (v) members of the family of Mr. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR, representing 49% of the voting power of FMR. The principal business address of FMR and Fidelity Contrafund is 82 Devonshire Street, Boston, Massachusetts 02109.

(13)	We have been informed pursuant to the Schedule 13G/A filed with the Securities and Exchange Commission on February 4, 2008 by Iridian Asset Management LLC (“Iridian”) that (i) each of Iridian, BIAM (US) Inc., BancIreland (US) Holdings, Inc., The Governor and Company of the Bank of Ireland (“Bank of Ireland”) and BIAM Holdings have shared voting and dispositive power as to 3,337,908 shares of our Common Stock; (ii) Iridian has direct beneficial ownership of the shares of Common Stock in the accounts for which it serves as the investment adviser under its investment management agreements; (iii) BIAM (US) Inc., as the controlling member of Iridian, may be deemed to possess beneficial ownership of the shares of Common Stock beneficially owned by Iridian; (iv) BancIreland (US) Holdings, Inc, as the sole shareholder of BIAM (US) Inc., may be deemed to possess beneficial ownership of the shares of Common Stock beneficially owned by BIAM (US) Inc.; (v) BIAM Holdings, as the sole shareholder of BancIreland (US) Holdings, Inc, may be deemed to possess beneficial ownership of the shares of Common Stock beneficially owned by BancIreland (US) Holdings, Inc.; and (vi) Bank of Ireland, as the sole shareholder of BIAM Holdings, may be deemed to possess beneficial ownership of the shares of Common Stock beneficially owned by BIAM Holdings. The principal business address of Iridian is 276 Post Road West, Westport, CT 06880-4704. The

principal business address of Bank of Ireland and BIAM Holdings is Head Office, Lower Baggot Street, Dublin 2, Ireland. The principal business address of BancIreland (US) Holdings, Inc. and BIAM (US) Inc. is Liberty Park #15, 282 Route 101, Amherst, NH 03110.

(14)	We have been informed pursuant to the Schedule 13G/A filed with the Securities and Exchange Commission on February 1, 2008 by Farallon Capital Partners, L.P., Farallon Capital Institutional Partners, L.P., Farallon Capital Institutional Partners II, L.P., Farallon Capital Institutional Partners III, L.P., Tinicum Partners, L.P., Farallon Capital Offshore Investors II, L.P. (referred to collectively as the “Farallon Funds”), Farallon Capital Management, L.L.C. (“Farallon Management”), Farallon Partners, L.L.C. (“Farallon Partners”), Chun R. Ding, William F. Duhamel, Richard B. Fried, Monica R. Landry, Douglas M. MacMahon, William F. Mellin, Stephen L. Millham, Jason E. Moment, Ashish H. Pant, Rajiv A. Patel, Derek C. Schrier, Andrew J. M. Spokes, Thomas F. Steyer and Mark C. Wehrly (referred to collectively as the “Individual Reporting Persons”) that (i) Farallon Capital Partners, L.P. has shared voting and dispositive power as to 442,500 shares of Common Stock; (ii) Farallon Capital Institutional Partners, L.P. has shared voting and dispositive power as to 284,100 shares of Common Stock; (iii) Farallon Capital Institutional Partners II, L.P., has shared voting and dispositive power as to 52,200 shares of Common Stock; (iv) Farallon Capital Institutional Partners III, L.P. has shared voting and dispositive power as to 34,400 shares of Common Stock; (v) Tinicum Partners, L.P. has shared voting and dispositive power as to 16,100 shares of Common Stock; (vi) Farallon Capital Offshore Investors II, L.P. has shared voting and dispositive power as to 443,600 shares of Common Stock; (vii) Farallon Capital Management, L.L.C. has shared voting and dispositive power as to 930,100 shares of Common Stock; (viii) Farallon Partners, L.L.C. has shared voting and dispositive power as to 1,272,900 shares of Common Stock; (ix) Chun R. Ding does not have voting or dispositive power as to any shares; and (x) each of the Individual Reporting Persons has shared voting and dispositive power as to 2,203,000 shares. Additionally, the shares of Common Stock reported for (i) the Farallon Funds are owned directly by the Farallon Funds; (ii) shares of Common Stock reported by Farallon Management on behalf of a certain account managed by Farallon Management, are owned directly by such account; (iii) Farallon Partners, as general partner of the Farallon Funds, may be deemed to be the beneficial owner of all such shares of Common Stock owned by the Farallon Funds; (iv) Farallon Management, as investment adviser to a certain account managed thereby, may be deemed to be the beneficial owner of all such shares owned by such account; (v) the Individual Reporting Persons, other than Mr. Ding, as managing members of both Farallon Partners and Farallon Management, with the power to exercise investment discretion, may each be deemed to be the beneficial owner of all such shares owned by the Farallon Funds and the certain account managed by Farallon Management; and (vi) each of Farallon Management, Farallon Partners and the Individual Reporting Persons have disclaimed any beneficial ownership of any shares of Common Stock. The principal business address of each of the Farallon Funds, Farallon Management, Farallon Partners and the Individual Reporting Persons is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 2100, San Francisco, California 94111.

(15)	We have been informed pursuant to the Schedule 13G filed with the Securities and Exchange Commission on February 6, 2008 that (i) Barclays Global Investors, NA, Barclays Global Fund Advisors, Barclays Global Investors, LTD, Barclays Global Investors Japan Trust and Banking Company Limited, Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited and Barclays Global Investors (Deutschland) AG may be deemed to beneficially own 1,662,331 shares of our Common Stock; (ii) Barclays Global Investors, NA has (A) sole voting power as to 581,801 shares and (B) sole dispositive power as to 686,065 shares; (iii) Barclays Global Fund Advisors has (A) sole voting power as to 684,056 shares and (B) sole dispositive power as to 944,449 shares; (iv) Barclays Global Investors, LTD has sole dispositive power of 31,817 shares; and (v) Barclays Global Investors Japan Trust and Banking Company Limited, Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited, and Barclays Global Investors (Deutschland) AG do not have voting or dispositive power over any of our Common Stock. The principal business address of Barclays Global Investors, NA and Barclays Global Fund Advisors is 45 Fremont, Street San Francisco, CA 94105. The principal business address of Barclays Global Investors, LTD is 1 Royal Mint Court, London, EC3N 4HH. The principal business address of Barclays Global Investors Japan Trust and Banking Company Limited is Ebisu Prime Square Tower; 8th Floor, 1-1-39 Hiroo Shibuya-Ku Tokyo 150-0012 Japan. The principal business address of Barclays Global Investors Japan Limited is Ebisu Prime Square Tower; 8th Floor,

1-1-39 Hiroo Shibuya-Ku Tokyo 150-8402 Japan. The principal business address of Barclays Global Investors Canada Limited is Brookfield Place, 161 Bay Street, Suite 2500, PO Box 614 Toronto, Canada Ontario M5J 2S1. The principal business address of Barclays Global Investors Australia Limited is Level 43, Grosvenor Place, 225 George Street, PO Box N43, Sydney, Australia NSW 1220. The principal business address of Barclays Global Investors (Deutschland) AG is Apianstrasse 6, D-85774, Unterfohring, Germany.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors and persons who own more than ten percent of a registered class of the Company’s equity securities (collectively, the “reporting persons”) to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish the Company with copies of these reports. Based on the Company’s review of the copies of these reports received by it, and written representations, if any, received from reporting persons with respect to such filings, the Company believes that all filings required to be made by the reporting persons for 2007, were made on a timely basis.

DIRECTORS AND MANAGEMENT

Directors and Executive Officers

The following table sets forth the names and ages of the Company’s directors and executive officers. In addition, biographies of Company’s directors and officers are also provided below, with the exception of Mr. Reed and Ms. Sardini, whose biographies are set forth in “Election of Directors” beginning on page 4 of this Proxy Statement.

Name	Age		Position

Sam K. Reed	61		Chief Executive Officer and Chairman of the Board
George V. Bayly	65	(b)	Director
Gregg L. Engles	50		Director
Diana S. Ferguson	44	(b)	Director
Frank J. O’Connell	64	(a)	Director
Gary D. Smith	65	(b)	Director
Terdema L. Ussery, II	49	(a)	Director
David B. Vermylen	57		President and Chief Operating Officer
Dennis F. Riordan	50		Senior Vice President and Chief Financial Officer
Thomas E. O’Neill	52		Senior Vice President, General Counsel, Chief Administrative Officer and Corporate Secretary
Harry J. Walsh	52		Senior Vice President of Operations

(a)	Messrs. O’Connell and Ussery comprise a class of directors whose terms expires in 2009.

(b)	Ms. Ferguson, Messrs. Bayly and Smith comprise a class of directors whose terms expires in 2010.

Directors

George V. Bayly was elected as a Director on June 6, 2005. Currently, Mr. Bayly serves as Chairman and Interim-Chief Executive Officer of Altivity Packaging LLC located in Carol Stream, IL. Prior to that, Mr. Bayly served as Co-Chairman of U.S. Can Corporation from 2003 to 2006; as well as Chief Executive Officer in 2005. In addition, Mr. Bayly has been a principal of Whitehall Investors, LLC, a consulting and venture capital firm, since January 2002. From January 1991 to December 2002, Mr. Bayly served as Chairman, President and Chief Executive Officer of Ivex Packaging Corporation. From 1987 to 1991, Mr. Bayly served as Chairman, President and Chief Executive Officer of Olympic Packaging, Inc. Mr. Bayly also held various management positions with Packaging

Corporation of America from 1973 to 1987. In addition to our Board, Mr. Bayly serves on the Board of Directors of ACCO, Altivity Packaging LLC and Huhtamaki Oyj. Mr. Bayly holds a B.S. from Miami University and an M.B.A from Northwestern University. Mr. Bayly also served as a Lieutenant Commander in the United States Navy. Mr. Bayly is the Chairman of our Audit Committee and is a member of the Compensation Committee of our Board of Directors.

Gregg L. Engles was elected as a Director on June 6, 2005. Mr. Engles served as Dean Foods Company’s Chief Executive Officer and as a director of Dean Foods Company from its formation in October 1994 until April 2002 when he resigned as Chief Executive Officer, but continued in his position as a director. From October 1994 until December 21, 2001, Mr. Engles also served as Chairman of the Board of Dean Foods. When Dean Foods acquired the former Dean Foods Company (“Legacy Dean”) on December 21, 2001, Mr. Howard Dean was named Chairman of the Board pursuant to the merger agreement concerning Dean Foods’ acquisition of Legacy Dean, and Mr. Engles was named Vice Chairman of the Board. In April 2002, Mr. Dean retired from his position as Chief Executive Officer of Dean Foods and resumed his position as Chairman of the Board. Prior to the formation of Dean Foods, Mr. Engles served as Chairman of the Board and Chief Executive Officer of certain predecessors to Dean Foods. Mr. Engles holds a B.A. from Dartmouth College and a J.D. from Yale Law School.

Diana S. Ferguson was elected as a Director on January 25, 2008. Ms. Ferguson has served as the Executive Vice President and Chief Financial Officer of Merisant Worldwide, Inc. since 2007. Prior to joining Merisant, Ms. Ferguson was Senior Vice President Strategy and Corporate Development and Chief Financial Officer of Sara Lee Foodservice, a division of Sara Lee Corporation from June 2006 to March 2007. She had previously served in a number of leadership positions at Sara Lee Corporation including Senior Vice President of Strategy and Corporate Development from January 2004 to April 2006 as well as Treasurer from January 2001 to December 2004. Earlier, she held treasury management positions at Fort James Corporation and Eaton Corporation, and also served in various financial positions at Federal National Mortgage Association (Fannie Mae), the First National Bank of Chicago and IBM. Ms. Ferguson holds a B.A. from Yale University and a Masters degree from Northwestern University. In addition to our Board, Ms. Ferguson serves on the Board of Directors of Integrys Energy Corporation. Ms. Ferguson is a member of the Company’s Nominating and Corporate Governance Committee.

Frank J. O’Connell was elected as a Director on June 6, 2005. Mr. O’Connell has served as a senior partner of The Parthenon Group since June 2004. From November 2000 to June 2002, Mr. O’Connell served as President and Chief Executive Officer of Indian Motorcycle Corporation, and he served as Chairman of Indian Motorcycle Corporation from June 2002 to May 2004. Indian Motorcycle Corporation was liquidated under applicable California statutory procedures in January 2005. From 1996 to 2000, Mr. O’Connell served as Chairman, President and Chief Executive Officer of Gibson Greetings, Inc. From 1991 to 1995, Mr. O’Connell served as President and Chief Operating Officer of Skybox International. Mr. O’Connell has previously served as President of Reebok Brands, North America, President of HBO Video and Senior Vice President of Mattel’s Electronics Division. Mr. O’Connell holds a B.A. and an M.B.A. from Cornell University. Mr. O’Connell is the Chairman of the Compensation Committee and a member of the Nominating and Corporate Governance Committee of our Board of Directors.

Gary D. Smith was elected as a Director on June 6, 2005. Mr. Smith has served as Chief Executive Officer and Chairman of Encore Associates, Inc. since January 2001, and he has also been a managing director of Encore Consumer Capital since 2005. From April 1995 to December 2004, Mr. Smith served as Senior Vice President — Marketing of Safeway Inc. Mr. Smith also held various management positions at Safeway Inc. from 1961 to 1995. In addition to our Board, Mr. Smith serves on the Board of Directors of Supply Chain Systems Ltd., Altierre Corporation, Philly’s Famous Water Ice, Inc. and AgriWise, Inc. Mr. Smith is the Chairman of the Nominating and Corporate Governance Committee and is a member of the Audit Committee of our Board of Directors.

Terdema L. Ussery, II was elected as a Director on June 6, 2005. Mr. Ussery has served as the President and Chief Executive Officer of the Dallas Mavericks since April 1997. Since September 2001, Mr. Ussery has also served as Chief Executive Officer of HDNet. From 1993 to 1996, Mr. Ussery served as the President of Nike Sports Management. From 1991 to 1993, Mr. Ussery served as Commissioner of the Continental Basketball Association (the “CBA”). Prior to becoming Commissioner, Mr. Ussery served as Deputy Commissioner and General Counsel of the CBA from 1990 to 1991. From 1987 to 1990, Mr. Ussery was an attorney at Morrison & Foerster LLP. In addition to our Board, Mr. Ussery serves on the Board of Directors of The Timberland Company, Entrust, Inc., and is on the Advisory Board of Wingate Partners, LP. Mr. Ussery holds a B.A. from Princeton University, an M.P.A. from Harvard University and a J.D. from the University of California at Berkeley. Mr. Ussery is a member of the Audit and Compensation Committee of our Board of Directors, and he also serves as our Lead Independent Director.

Executive Officers

David B. Vermylen is our President and Chief Operating Officer and has served in that position since January 2005. Prior to joining us, Mr. Vermylen was a principal in TreeHouse, LLC. From March 2001 to October 2002, Mr. Vermylen served as President and CEO of Keebler Foods Company, a division of Kellogg Company. Prior to becoming CEO of Keebler, Mr. Vermylen served as the President of Keebler Brands from January 1996 to February 2001. Mr. Vermylen has also served as the Chairman, President and CEO of Brother’s Gourmet Coffee and Vice President of Marketing and Development and later President and CEO of Mother’s Cake and Cookie Co. His prior experience also includes three years with the Fobes Group and fourteen years with General Foods Corporation where he served in various marketing positions. Mr. Vermylen serves on the Boards of Directors of Aeropostale, Inc. and Birds Eye Foods, Inc. Mr. Vermylen holds a B.A. from Georgetown University and an M.B.A. from New York University.

Dennis F. Riordan has been our Senior Vice President and Chief Financial Officer since January 3, 2006. Prior to joining us, Mr. Riordan was Senior Vice President and Chief Financial Officer of Océ-USA Holding, Inc., where he was responsible for the company’s financial activities in North America. Mr. Riordan joined Océ-USA, Inc. in 1997 as Vice President and Chief Financial Officer and was elevated to Chief Financial Officer of Océ-USA Holding, Inc. in 1999. In 2004, Mr. Riordan was named Senior Vice President and Chief Financial Officer and assumed the chairmanship of the company’s wholly owned subsidiaries Arkwright, Inc. and Océ Mexico de S.A. Previously, Mr. Riordan held positions with Sunbeam Corporation, Wilson Sporting Goods and Coopers & Lybrand. Mr. Riordan has also served on the Board of Directors of Océ-USA Holdings, Océ North America, Océ Business Services, Inc. and Arkwright, Inc. all of which are wholly owned subsidiaries of Océ NV.

Thomas E. O’Neill is our Senior Vice President, General Counsel, Chief Administrative Officer and Corporate Secretary and has served in that position since January 2005. Prior to joining us, Mr. O’Neill was a principal in TreeHouse, LLC. From February 2000 to March 2001, he served as Senior Vice President, Secretary and General Counsel of Keebler Foods Company. He previously served at Keebler as Vice President, Secretary and General Counsel from December 1996 to February 2000. Prior to joining Keebler, Mr. O’Neill served as Vice President and Division Counsel for the Worldwide Beverage Division of the Quaker Oats Company from December 1994 to December 1996; Vice President and Division Counsel of the Gatorade Worldwide Division of the Quaker Oats Company from 1991 to 1994; and Corporate Counsel at Quaker Oats from 1985 to 1991. Prior to joining Quaker Oats, Mr. O’Neill was an attorney at Winston & Strawn LLP. Mr. O’Neill holds a B.A. and J.D. from the University of Notre Dame.

Harry J. Walsh is our Senior Vice President of Operations and has served in that position since January 2005. Prior to joining us, Mr. Walsh was a principal in TreeHouse, LLC. From February 2001 to October 2002, Mr. Walsh served as Senior Vice President of the Specialty Products Division of Keebler Foods Company. Mr. Walsh was President and Chief Operations Officer of Bake-Line Products from March 1999 to February 2001; Vice President-Logistics and Supply Chain Management from April 1997 to February 1999; Vice President-Corporate Planning and Development from January 1997 to April 1997; and Chief Operating Officer of Sunshine Biscuits from June 1996 to December 1996. Prior to joining Keebler, Mr. Walsh served as Vice President of G.F. Industries, Inc. and President and Chief Operating Officer and Chief Financial Officer for Granny Goose Foods, Inc. Prior to entering the food industry, Mr. Walsh was an accountant with Arthur Andersen & Co. Mr. Walsh holds a B.A. from the University of Notre Dame.

As noted above, prior to joining us Messrs. Reed, Vermylen, O’Neill and Walsh were, for varying periods of time, principals of TreeHouse, LLC. TreeHouse, LLC and its predecessor partnership were formed to bring together certain members of the former Keebler Foods Company management team following the expiration of their employment with Keebler Foods Company to investigate investment opportunities in the consumer packaged goods industry. TreeHouse, LLC was member managed and, as a result, none of the individuals held officer positions. Messrs. Reed, Vermylen, O’Neill and Walsh joined TreeHouse, LLC in April 2002, October 2002, March 2001 and October 2002, respectively. As a result of the executive officers joining us on January 27, 2005, TreeHouse, LLC ceased operations.

COMPENSATION DISCUSSION AND ANALYSIS

This section provides information regarding the compensation program in place for our Chief Executive Officer, Chief Financial Officer and, in addition, the three most highly compensated executive officers. Collectively we refer to these executives as the TreeHouse Executive Officers (“TEOs”). This section includes information regarding, among other things, the overall objectives of our compensation program and each element of compensation that we provide.

Objectives of Our Compensation Program

TreeHouse was formed in June 2005 by Dean Foods Company through a spin-off of the Dean Specialty Foods Group and the subsequent issuance of TreeHouse common stock to Dean Foods shareholders. Six months prior to the spin-off, Dean Foods Company recruited Messrs. Reed, Vermylen, O’Neill, Walsh and E. Nichol McCully (our former CFO who retired in April 2006) to lead the Company. These individuals collectively invested $10 million of their own money in Company stock and received a compensation package that Dean Foods Company determined was fair and comparable to other spun-off companies. Messrs. Reed, Vermylen, O’Neill, McCully and Walsh received restricted stock and restricted stock units which vest only after performance criteria are achieved. In addition, these individuals received pre-approved stock options which were issued on June 28, 2005 with a strike price of $29.65, which was equal to the closing price of Company common stock on the New York Stock Exchange on the grant date. As a new company, we assumed the existing employment agreements of Dean Specialty Foods Group and undertook a detailed study of compensation practices in the food industry. Our overriding goals and objectives for executive compensation programs are:

•	To attract, motivate and retain superior leadership talent for the Company.

•	To closely link TEO compensation to our performance goals with particular emphasis on rapid growth, operational excellence and acquisitions through attractive bonus opportunities based on aggressive targets.

•	To align our TEOs’ financial interests with those of our shareholders by delivering a substantial portion of their total compensation in the form of equity awards.

We have worked with Hewitt Associates LLC (“Hewitt”), our compensation consultant, to review our compensation programs to ensure competitiveness with companies we compete with for our management talent. Hewitt helped us determine the salary levels, as well as the bonus target percentages and the metrics used in the bonus plan. In addition to stock options that reward increase in stock price, we provided restricted stock to our management investors with vesting based on exceeding the total shareholder return of companies in our business category. We refer to this group of companies as the “Comparator Group”. We also use this Comparator Group as the benchmark for determining our financial performance. We reward our management team based on how well we perform compared to our Comparator Group. We believe this provides a clear and objective way of ensuring our management team’s compensation and incentives are aligned with shareholder interests. The following companies are included in our Comparator Group: Kraft Foods Inc., Sara Lee Corp., General Mills, Inc., Kellogg Co., ConAgra Foods Inc., Archer Daniels Midland Co., H.J. Heinz Company, Campbell Soup Co., McCormick & Co. Inc., The JM Smucker Co., Del Monte Foods Co., Corn Products Int’l., Lancaster Colony Corp., Flower Foods, Inc., Ralcorp Holdings Inc., The Hain Celestial Group, Inc., Lance, Inc., J&J Snack Foods Corp., B&G Foods, Inc., American Italian Pasta Co., Farmer Bros. Inc. and Peet’s Coffee and Tea.

In addition to the Comparator Group, our compensation consultant provides us with survey information for other companies of similar size to TreeHouse from both general industry and the packaged foods sector. We believe that this additional information broadens our awareness of the practices of companies who compete for management talent with TreeHouse. The Compensation Committee also considers recommendations from the Company’s Chief Executive Officer regarding salary, bonus and stock option awards for senior executives.

Components of Compensation

There are three primary components to our management compensation program: base salary, annual incentive bonus and long-term incentive compensation. We seek to have each of these components at levels that are competitive with comparable companies. Each of these components was evaluated based on assessment of competitive conditions for employment agreements for executives at spun-off companies at the time of our spin-off from Dean Foods.

Base Salary:  Our management team has been assembled to lead a growth company that will expand significantly in size and complexity over time. We believe that the base salary component should be in the third quartile of our competitive benchmarks when those benchmarks are size adjusted (through regression analysis) to our current revenue size. By positioning the base salary somewhat above the median for similarly sized businesses we have been able to attract talent that has the ability to grow and lead a much larger business in the near future. For 2007, we elected to increase the salaries for the executive officers by 3.5%. While this action is somewhat below inflation trend for executive salaries, according to Hewitt Associates market surveys, it is consistent with our practice for our non-executive management group.

Annual Incentive Bonus:  Our TEOs’ annual incentive bonus opportunity also reflects a third quartile position. The annual incentive bonus for TEOs is based on attaining specific annual performance targets such as the net income targets determined by the Board, as adjusted positively or negatively for one-time items. For 2007, the amount of the potential bonus was tied to the achievement of a net income target of $43.34 million (based on the Company’s budgeted net income established by the Compensation Committee), adjusted (as approved by the Compensation Committee) for acquisitions and one-time items which occurred during the year to a target of $44.5 million. We do not otherwise use discretion in determining the amount of bonus paid to TEOs. We consider the market expectations of our competitors in setting our budget with targets reflecting performance that exceeds the expected performance of our peer group. Our goal is to provide meaningful yet challenging goals relative to the expected performance of our peer group. In establishing final goals, the Committee strives to ensure that the targets are consistent with the strategic goals set by the Board, and that the goals set are sufficiently ambitious so as to provide meaningful results, but with an opportunity to exceed targets if performance exceeds expectations. We believe the annual incentive bonus keeps management focused on attaining strong near term financial performance. The 2007 annual incentive bonus for the TEOs was awarded as follows:

		Minimum	Target	Maximum

Sam K. Reed	Chief Executive Officer	$0	$803,500	$1,607,000
David B. Vermylen	Chief Operating Officer	$0	$428,800	$857,600
Dennis F. Riordan	Chief Financial Officer	$0	$217,500	$435,000
Thomas E. O’Neill	Chief Administrative Officer	$0	$225,000	$450,000
Harry J. Walsh	Senior Vice President of Operations	$0	$225,000	$450,000

TEOs begin to earn amounts under the plan upon achievement of 90% of the net income target ratably up to the achievement of targeted payment upon the full achievement of 100% of the net income target. In addition, a TEO can earn 200% of the targeted payment if 110% or more of the targeted net income is achieved. In 2007, after adjusting for one-time items, we attained $42.7 million in net income or 96% of the net income target which resulted in a 60% of target payment under the annual incentive plan.

Long-Term Incentive Compensation:  The long-term incentive compensation program was established to ensure that our senior management is focused on long-term growth and profitability. We believe our key stakeholders, including shareholders and employees, are best served by having our executives focused and rewarded based on the longer-term results of our company. We accomplish this through three primary programs:

•	Stock Options

•	Performance Based Restricted Stock

•	Performance Based Restricted Stock Units

We use stock options as a means of aligning the executive management team with the interests of our shareholders by ensuring that they have a direct interest in increasing shareholder value. The stock options vest ratably over three years, and the holder must exercise vested options within 10 years of the original grant. We annually grant options to key management employees (except for Messrs. Reed, Vermylen, O’Neill and Walsh) to link their financial opportunity to the overall performance of the Company. The first grants under this program were made on the first day of regular trading following the spin-off date. We have continued to use the anniversary of that date as the measurement date for all recurring option grants since that is the anniversary date of the Company. We also grant options to certain new employees. Historically these options have been dated as of the date of their employment or as of the last trading day of the month following their employment with the Company. All of our option grants are approved prior to or on the grant date with a strike price equal to the closing price of our common stock on the NYSE on the date of grant. Messrs. Reed, Vermylen, O’Neill and Walsh have not been granted options since the spin-off date because the original grant of options and performance-based restricted shares are designed to cover a three year period.

In addition to stock options, we awarded 2% of the outstanding stock of the Company in the form of restricted shares and an additional 2% of the outstanding shares in the form of restricted stock units on June 28, 2005 to the original five management investors of the Company per their employment agreements. These include Messrs. Reed, Vermylen, O’Neill and Walsh, along with Mr. Nick McCully who retired in April 2006. All of the restricted stock and restricted stock units are performance based, which means the Company must meet certain performance goals in order for the award to vest. For the restricted stock to vest, the Company must exceed the median shareholder return of the Comparator Group since the grant date as measured each year on January 31. For the restricted stock units, the Company’s closing share price must exceed $29.65 as of June 28 each year. The restricted stock vests ratably, based on performance over three years with a two-year catch up provision and a five-year term. The restricted stock units vest ratably, based on performance over three-years with a two-year catch up provision and a ten-year term. Shares that do not vest based upon performance are forfeited at the end of the term.

We granted performance-based restricted shares to the following TreeHouse senior vice presidents: Dennis F. Riordan, Danny Joe Coning, Alan T. Gambrel and Erik T. Kahler on January 30, 2007. These restricted shares have the same performance goals and remaining term as the restricted shares granted in 2005 to Messrs. Reed, Vermylen, O’Neill and Walsh. The purpose of the restricted stock grant was to have all executive officers motivated to achieve the same performance goals.

All matters of executive compensation are reviewed and approved by the Compensation Committee of the Board of Directors. This includes approving amounts of compensation and the timing of all grants. The Compensation Committee has access to compensation experts, and has used Hewitt Associates to provide consulting services with respect to the Company’s executive compensation practices including salary, bonus, perquisites, equity incentive awards, deferred compensation and other matters. The Compensation Committee regularly meets with Hewitt representatives without the presence of Company management.

More details regarding the employment agreements of our management investors are summarized below .

Executive Perquisites:  We annually review the Company’s practices for executive perquisites with the assistance of our compensation consultant. We believe that the market trend is moving toward a cash allowance in lieu of various specific executive benefits such as automobile plans, financial planning consulting, or club fees. We have granted an annual allowance of $25,000 to Mr. Reed, $15,000 to Mr. Vermylen and $10,000 to Messrs. O’Neill, Walsh and Riordan to cover these types of benefits. This approach reduces the administrative burden of such programs and satisfies the desire to target market practices. These allowances are not included as eligible compensation for bonus or other purposes and do not represent a significant portion of the executive’s total compensation.

Deferred Compensation Plans:  Our Deferred Compensation Plan allows certain employees, including the TEOs, to defer receipt of salary and/or bonus payments. Deferred amounts are credited with earnings or losses based on the rate of return of mutual funds selected by the participants in the plan. We do not “match” amounts that are deferred by employees in the Deferred Compensation Plan except to the extent that employees in the plan have their match in the 401(k) plan limited as a result of participating in the Deferred Compensation Plan. In those cases, the lost match would be credited to the Deferred Compensation Plan. Distributions are paid either upon termination or returned at a specified date (at least two years after the original deferral) in the future, as elected by the employee. The employee may elect to receive payments in either a lump sum or a series of installments. Participants may defer up to 100% of salary and bonus payments. The Deferred Compensation Plan is not funded by us, and participants have an unsecured contractual commitment from us to pay the amounts due. When such payments are due to employees, the cash will be distributed from our general assets.

We provide deferred compensation to permit our employees to save for retirement on a tax-deferred basis. The Deferred Compensation Plan permits them to do this while also receiving investment returns on deferred amounts, as described above. We believe this is important as a retention and recruitment tool as many if not all of the companies with which we compete for executive talent provide a similar plan for their senior employees.

Employment Agreements:  We have entered into employment agreements with Messrs. Reed, Vermylen, O’Neill and Walsh. These agreements provide for payments and other benefits if the officer’s employment terminates for a qualifying event or circumstance, such as being terminated without “Cause” or leaving employment for “Good Reason,” as these terms are defined in the employment agreements. The agreements also provide for benefits, upon a qualifying event or circumstance after there has been a “Change-in-Control” (as defined in the agreements) of the Company. Additional information regarding the employment agreements, including a definition of key terms and a quantification of benefits that would have been received by our TEOs had termination occurred on December 31, 2007, is found under the heading “Potential Payments upon Termination or Change-in-Control” beginning on page 19 of this Proxy Statement.

We believe these severance programs are an important part of overall arrangements for our TEOs. We also believe these agreements will help to secure the continued employment and dedication of our TEOs prior to or following a change in control without concern for their own continued employment. We also believe it is in the best interest of our shareholders to have a plan in place that will allow management to pursue all alternatives for the Company without undue concern for their own financial security. We also believe these agreements are important as a recruitment and retention device, as most of the companies with which we compete for executive talent have similar agreements in place for their senior employees. We have received consulting services from Hewitt Associates with regard to market practices in an evaluation of severance programs.

401(k) Savings Plan:  Under our TreeHouse Foods Savings Plan (the “Savings Plan”), a tax-qualified retirement savings plan, employees, including our TEOs, may contribute up to 20 percent of regular earnings on a before-tax basis into their Savings Plan accounts (subject to IRS limits). Total contributions may not exceed 20 percent of regular earnings. In addition, under the Savings Plan, we match an amount equal to one dollar for each dollar contributed by participating employees on the first two percent of their regular earnings and fifty cents for each additional dollar contributed on the next four percent of their regular earnings. Amounts held in Savings Plan accounts may not be withdrawn prior to the employee’s termination of employment, or such earlier time as the employee reaches the age of 59 1/2, subject to certain exceptions as directed by the IRS.

Effective in 2006, the Savings Plan limited the “annual additions” that could be made to an employee’s account to $44,000 per year. “Annual additions” include our matching contributions, before-tax contributions made by us or the employee under Section 401(k) of the Internal Revenue Code.

Of those annual additions, the current maximum before-tax contribution is $15,500 per year. In addition, no more than $220,000 of annual compensation may be taken into account in computing benefits under the Savings Plan.

Participants age 50 and over may also contribute, on a before-tax basis, and without regard to the $44,000 limitation on annual additions or the $15,500 general limitation on before-tax contributions, catch-up contributions of up to $5,000 per year.

Tax Treatment of Executive Compensation:  Section 162(m) of the Internal Revenue Code imposes a limitation on the deductibility of nonperformance-based compensation in excess of $1 million for the Chief Executive Officer, Chief Financial Officer, and each of the other three most highly compensated executive officers. Our plans link all of our key incentive programs to the financial performance of the Company, therefore, we believe that we will preserve the deductibility of the executive compensation payments.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth annual and long-term compensation for the Company’s Chief Executive Officer, Chief Financial Officer and three other most highly compensated officers during 2007 (collectively, the “TEOs”), as well as certain other compensation information for the named officers during the years indicated.

2007 Summary Compensation Table

			Non-Equity
			Incentive Plan	Other	Stock	Option	All Other
		Salary	Compensation	Bonus	Awards	Awards	Compensation	Total
Name and Principal Position	Year	($)	($)(a)	($)(b)	($)(c)	($)(d)	($)(e)	($)

Sam K. Reed	2007	798,958	485,314	0	2,489,419	1,510,187	36,475	5,320,353
Chief Executive Officer	2006	771,875	1,046,950	0	4,592,853	1,510,187	36,275	7,958,140
David B. Vermylen	2007	532,917	258,995	0	1,659,617	1,006,793	25,710	3,484,032
President and Chief Operating Officer	2006	514,583	558,400	0	3,061,907	1,006,793	25,510	5,167,193
Dennis F. Riordan	2007	360,417	131,370	0	140,761	302,714	20,197	955,459
Senior Vice President and Chief Financial Officer	2006	350,000	283,250	46,602	0	230,853	19,997	930,702
Thomas E. O’Neill	2007	372,875	135,900	0	1,131,556	686,445	20,197	2,346,973
Senior Vice President, General Counsel and Chief Administrative Officer	2006	360,208	293,150	0	2,087,656	686,445	19,997	3,447,456
Harry J. Walsh	2007	372,875	135,900	0	1,131,556	686,445	20,197	2,346,973
Senior Vice President of Operations	2006	360,208	293,150	0	2,087,656	686,445	19,997	3,447,456

a)	The amounts shown in this column include payments made under our Annual Bonus Plan. At the beginning of each year, the Compensation Committee sets target bonuses and performance criteria that will be used to determine whether and to what extent the TEOs will receive payments under the Annual Incentive Plan. For fiscal 2007, the Compensation Committee selected operating net income as the relevant performance criterion.

b)	The bonus paid to Mr. Riordan in 2006 was compensation for an incentive bonus opportunity forfeited as a result of leaving his former employer.

c)	The awards shown in this column include restricted stock and restricted stock units granted under our Long-Term Incentive Plan. The amounts are based on the compensation expense recognized for the award pursuant to Statement of Financial Accounting Standards No. FAS 123R. See Note 13 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007 for a discussion of the relevant assumptions used in calculating grant date fair value and current year expense pursuant to FAS 123R. For further information on this award, see the 2007 Grants of Plan Based Awards table beginning on page 19 of this Proxy Statement.

d)	The awards shown in this column include stock options granted under our Long-Term Incentive Plan. The amounts are based on the compensation expense recognized for the award pursuant to Statement of Financial Accounting Standards No. 123R. See Note 13 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007 for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to FAS 123R. For further information on this award, see the 2007 Grants of Plan Based Awards table beginning on page 19 of this Proxy Statement.

e)	The amounts shown in this column include matching contributions under the Company’s 401(k) plan, life insurance premiums, and cash payments in lieu of perquisites as detailed below.

DETAILS BEHIND ALL OTHER COMPENSATION COLUMN

	Registrant	Insurance	Cash Payment in
Name	Defined Contribution	Premiums	Lieu of Perquisites	Total

Sam K. Reed	$9,000	$2,475	$25,000	$36,475
David B. Vermylen	$9,000	$1,710	$15,000	$25,710
Dennis F. Riordan	$9,000	$1,197	$10,000	$20,197
Thomas E. O’Neill	$9,000	$1,197	$10,000	$20,197
Harry J. Walsh	$9,000	$1,197	$10,000	$20,197

2007 Grants of Plan Based Awards

The following table sets forth annual and long-term compensation for the Company’s Chief Executive Officer, Chief Financial Officer and three other most highly compensated officers during 2007 (collectively, the “TEOs”), as well as certain other compensation information for the named officers during the years indicated.

2007 GRANTS OF PLAN BASED AWARDs

		Estimated			All Other
		Future	Estimated Payouts	Estimated Future	Option Awards:
		Payouts Under	Under	Payouts Under	Number of	Exercise or	Grant Date
		Non-Equity	Non-Equity	Non-Equity	Securities	Base Price	Fair Value
		Incentive Plan	Incentive Plan	Incentive Plan	Underlying	of Option	of Stock and
	Grant	Awards:	Awards:	Awards:	Options	Awards	Option
Name	Date	Threshold ($(a)	Target $(a)	Maximum $(a)	(#)(b)	($/Sh)(b)	Awards $(b)

Sam K. Reed	1/1/07	0	803,500	1,607,000	0	0	0
David B. Vermylen	1/1/07	0	428,800	857,600	0	0	0
Dennis F. Riordan	1/1/07	0	217,500	435,000	0	0	0
	1/30/07	0	0	0	12,000	$29.81	$242,400
	6/27/07	0	0	0	47,100	$26.48	$431,160
Thomas E. O’Neill	1/1/07	0	225,000	450,000	0	0	0
Harry J. Walsh	1/1/07	0	225,000	450,000	0	0	0

(a)	Consists of awards under our annual incentive plan. In each case, 60% of the target amount was actually earned by each TEO and is reported as Non-Equity Incentive Plan Compensation in the Summary Compensation Table.

(b)	Consists of options (47,100) to purchase shares of our common stock and restricted stock (12,000) awarded under our Long-Term Incentive Plan. One-third of the options vest on each of the first through third anniversaries of the grant date.

Employment Agreements

On January 27, 2005, the Company entered into employment agreements with Messrs. Reed, Vermylen, O’Neill and Walsh. These individuals are referred to as the “management investors.” The terms of these employment agreements are substantially similar other than the individual’s title, salary, bonus, option and restricted stock entitlements, which are summarized in the tables above. The employment agreements provide for a three-year term ending on June 28, 2008. The employment agreements also provide for one-year automatic extensions absent written notice from either party of its intention not to extend the agreement.

Under the employment agreements, each management investor is entitled to a base salary at a specified annual rate plus an incentive bonus based upon the achievement of certain performance objectives to be determined by the Board. The employment agreements also provide that each management investor will receive restricted shares of our common stock and options to purchase additional shares of our common stock, subject to certain conditions and restrictions on transferability.

Each management investor is also entitled to participate in any benefit plan we maintain for our senior executive officers, including any life, medical, accident, or disability insurance plan; and any pension, profit sharing, retirement, deferred compensation or savings plan for our senior executive officers. We also will pay the reasonable expenses incurred by each management investor in the performance of his duties to us and indemnify the management investor against any loss or liability suffered in connection with such performance.

We are entitled to terminate each employment agreement with or without cause (as defined in the employment agreements). Each management investor is entitled to terminate his employment agreement for good reason, which includes a reduction in base salary or a material alteration in duties and responsibilities or for certain other specified reasons, including the death, disability or retirement of the management investor. If an employment agreement is terminated without cause by us or with good reason by a management investor, the management investor will be entitled to a severance payment equal to two times (or three times, in the case of Mr. Reed) the sum of the annual base salary payable and the target bonus amount owed to the management investor immediately prior to the end of the employment period plus any incentive bonus the management investor would have been entitled to receive for the calendar year had he remained employed by the Company. If an employment agreement is terminated under the same circumstances and within 24 months after a change of control of the Company, the management investor will be entitled to a severance payment equal to three times the annual base salary and target bonus amount payable to the management investor immediately prior to the end of the employment period plus any incentive bonus the management investor would have been entitled to receive for the calendar year had he remained employed by us.

Awards

During 2006, the Committee granted options to Mr. Riordan in connection with his joining the Company as the Chief Financial Officer under our Long-Term Incentive Plan. One-third of these options vest on each of the first, second and third anniversaries of the grant date. During 2007, Mr. Riordan was granted options and restricted stock under the Company’s Long-Term Incentive Plan. The Options were granted as part of the Company’s annual award to all eligible non-management investor employees. Options were not granted to the other four TEOs in 2007 as the grant in 2005 was intended to cover a three year period.

At the time of the spin-off from Dean Foods in 2005, the Company awarded one-time option grants and 2% of the outstanding stock of the Company in the form of restricted shares and an additional 2% of the outstanding shares in the form of restricted stock units to the original five management investors of the Company. These include Messrs. Reed, Vermylen, O’Neill and Walsh, along with Mr. Nick McCully who retired in April 2006. All of the restricted stock and restricted units are performance based and vest only if the Company meets certain performance goals. For the restricted stock, the Company must exceed the median shareholder return of the Comparator Group as measured each year on January 31. For the restricted stock units, the Company’s closing share price must exceed $29.65 as of June 28 each year. The restricted stock vests ratably over three-years with a two-year catch up provision and a five-year term. The restricted stock units vest ratably over three years with a two-year catch up provision and terminate after ten-years. The four remaining management investors did not receive any additional equity grant awards in 2007.

In 2007, the Compensation Committee established potential bonuses for each of our TEOs under the Annual Incentive Bonus Plan. The amount of the potential bonuses was tied to the achievement of net income targets established by the Committee. In each case, in 2007 the Annual Bonuses were earned by the TEOs at 60% of the target level and are reported as “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table on page 18 of this Proxy Statement.

Salary and Bonus in Proportion to Total Compensation

We believe our key stakeholders, including shareholders and employees, are best served by having our executives focused and rewarded based on the long-term results of the Company. In addition to stock options, we have awarded 2% of the outstanding stock of the Company in the form of restricted shares and an additional 2% of the outstanding shares in the form of restricted stock units to the original five management investors of the Company. These include Messrs. Reed, Vermylen, O’Neill and Walsh, along with Mr. Nick McCully who retired in April 2006. All of the restricted stock and restricted units are performance based, which means the Company must meet certain performance goals in order for the awards to vest. Please see “Compensation Discussion and Analysis” beginning on page 14 of this Proxy Statement for a description of the objectives of our compensation program and overall compensation philosophy.

2007 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards				Stock Awards
	Number of						Equity Incentive
	Securities	Number of			Equity Incentive		Plan Awards: Market
	Underlying	Securities			Plan Awards: Number		or Payout Value of
	Unexercised	Underlying			of Unearned Shares,		Unearned Shares,
	Options	Unexercised	Option	Option	Units, or Other		Units, or Other
	Exercisable	Options	Exercise	Expiration	Rights that Have		Rights that have
Name	(#)	Unexercisable(#)(a)	Price ($)	Date	not Vested(#)		not Vested($)

Sam K. Reed	273,557	136,820	29.65	6/27/2015	208,211	(b)	4,786,771
					214,257	(c)	4,925,768
David B. Vermylen	182,371	91,214	29.65	6/27/2015	138,808	(b)	3,191,196
					142,838	(c)	3,283,846
Dennis F. Riordan	33,329	66,671	18.60	1/3/2016
	0	47,100	26.48	6/27/2017	12,000	(b)	275,880
Thomas E. O’Neill	124,343	62,191	29.65	6/27/2015	94,641	(b)	2,175,797
					97,390	(c)	2,238,996
Harry J. Walsh	124,343	62,191	29.65	6/27/2015	94,641	(b)	2,175,797
					97,390	(c)	2,238,996

(a)	The unvested option awards for each of the TEOs, except for Mr. Riordan, will vest on June 28, 2008. Mr. Riordan’s options will vest in one-third increments beginning on the anniversary date of the grant date of the awards, which were January 3, 2006 and June 27, 2007.

(b)	For the restricted stock, the Company must exceed the median shareholder return of the Comparator Group as measured each year on January 31. The restricted stock vests ratably over three years if the targeted return is achieved and have a 10-year term. As of January 31, 2008, no shares of restricted stock have vested.

(c)	For the restricted stock units, the Company’s closing share price must exceed $29.65 as of June 28 each year. The restricted stock units vest ratably over three years if the targeted share price is achieved and have a 10-year term. As of December 31, 2007, no restricted stock units have vested.

2007 OPTION EXERCISES AND STOCK VESTED

In 2007, no restricted shares or restricted stock units vested, and no options were exercised by TEOs.

2007 NON-QUALIFIED DEFERRED COMPENSATION

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Balance at
	in Last FY	in Last FY	in Last FY	Distributions	Last FYE
Name	($)(a)	($)	($)(b)	($)	($)

Sam K. Reed	181,839	0	24,556	0	544,490
David B. Vermylen	811,658	0	60,613	0	1,412,0544
Dennis F. Riordan	0	0	0	0	0
Thomas E. O’Neill	0	0	0	0	0
Harry J. Walsh	0	0	0	0	0

(a)	Amounts in this column are included in the “Salary” and/or “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table.

(b)	Amounts in this column are not included in the Summary Compensation Table on page 16 of this Proxy Statement.

The 2007 Nonqualified Deferred Compensation table presents amounts deferred under our Deferred Compensation Plan. Participants may defer up to 100% of their base salary and annual incentive plan payments under the Deferred Compensation Plan. Deferred Amounts are credited with earnings or losses based on the return of mutual funds selected by the executive, which the executive may change at any time. We do not make contributions to participants’ accounts under the Deferred Compensation Plan. Distributions are made in either a lump sum or an annuity as chosen by the executive at the time of the deferral.

The earnings on Mr. Reed’s Deferred Compensation account were measured by reference to a portfolio of publicly available mutual funds chosen by Mr. Reed in advance and administered by an outside third party, which generated an annual return of 4.72% in 2007. The earnings on Mr. Vermylen’s Deferred Compensation account were measured by reference to a portfolio of publicly available mutual funds chosen by Mr. Vermylen in advance and administered by an outside third party, which generated an annual return of 4.49% in 2007.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

As noted on pages 19 of this Proxy Statement, we have entered into employment agreements with certain of our TEOs. The employment agreements provide for payments of certain benefits, as described below, upon the termination of a TEO. The TEOs rights upon termination of his or her employment depend upon the circumstance of the termination. Central to an understanding of the rights of each TEO under the employment agreements is an understanding of the definitions of “Cause” and “Good Reason” that are used in the employment agreements. For purposes of the employment agreements:

•	We have Cause to terminate the TEO if the TEO has engaged in any of a list of specified activities, including refusing to perform duties consistent with the scope and nature of his or her position, committing an act materially detrimental to the financial condition and/or goodwill of us or our subsidiaries, commission of a felony or other actions specified in the definition.

•	The TEO is said to have Good Reason to terminate his or her employment and thereby gain access to the benefits described below if we assign the TEO duties that are materially inconsistent with his or her position, reduce his or her compensation, call for relocation, or take certain other actions specified in the definition.

The employment agreements require, as a precondition to the receipt of these payments, that the TEO sign a standard form of release in which he waives all claims that he or she might have against us and certain associated individuals and entities. They also include noncompete and nonsolicit provisions that would apply for a period of one year following the TEO’s termination of employment and nondisparagement and confidentiality provisions that would apply for an unlimited period of time following the TEO’s termination of employment.

The employment agreement for each TEO specifies the payment to each individual in each of the following situations:

•	Involuntary termination without cause or resignation with good reason

•	Retirement

•	Death or Disability

•	Without cause or with good reason after Change in Control

In the event of an involuntary termination of the employee without cause, or resignation by the employee for good reason, the TEO will receive two times the employee’s base salary and target bonus (three times in the case of Mr. Reed), and continuation of all health and welfare benefits for two years (three years in the case of Mr. Reed). In addition, any unvested options shall become vested and exercisable and any restricted stock and restricted stock units outstanding shall continue to vest on the same terms that would have applied if the TEO’s termination had not occurred.

Hewitt Associates LLC has reviewed the existing change-in-control severance provisions of our TEOs relative to the current practices of our Comparator Group and has found our practices to be within the norms of the group.

The performance-based restricted stock and restricted stock units we granted in 2005 at the time of the spin-off and were intended to provide long-term incentive over a multi-year period. None of these awards have yet vested based upon the performance criteria. A change-in-control would cause these shares to fully vest and the full incremental value would be realized immediately. As these shares vest in the future based upon performance, we would expect this incremental value delivered upon a change-in-control to decrease significantly. This is also expected to significantly decrease the potential cost of excise tax gross-ups.

In the event of an involuntary termination of the employee without cause, or resignation by the employee for good reason within a 24 month period immediately following a change in control of the Company, the TEO will receive three times the amount of their base salary and target bonus, and continuation of all health and welfare benefits for three years. In addition, all unvested options shall become vested and exercisable and any restricted stock, and restricted stock units outstanding shall fully vest. The TEOs are eligible to receive a “gross-up” payment from the Company to the extent they incur excise taxes under section 4999 of the Internal Revenue Code.

In the event of death, disability or retirement, the TEO will receive no additional payment but all unvested options shall become vested and exercisable and any restricted stock, and restricted stock units outstanding shall continue to vest on the same terms that would have applied if the TEO’s death, disability or retirement had not occurred.

The tables below illustrates the payouts to each TEO under each of the various separation situations. The tables assume that the terminations took place on December 31, 2007.

Name of Participant: Sam K. Reed

	Involuntary
	Termination
	without			Involuntary
	Cause or			Termination	Change in
	Resignation			Following	Control
	for Good	Retirement		Change in	Without
	Reason(1)	or Death	Disability	Control	Termination
	($)	($)	($)	($)	($)

Severance	4,821,000	0	0	4,821,000	0
Pro-rated Annual Incentives	0	0	0	803,500	0
Stock Options	0	0	0	0	0
Basic and Supplemental Restricted Shares	0	0		9,712,539	9,712,539
Welfare Benefits	31,230	0	31,230	31,230	0
Excise Tax & Gross-Up	0	0	0	6,345,184	3,927,418

Aggregate Payments	4,852,230	0	31,230	21,713,453	13,639,957

(1)	Assumes Mr. Reed is acting as CEO at the time of involuntary or Good Reason Termination. If Mr. Reed were not acting in the capacity of CEO, termination would result in the full vesting of stock options, basic restricted shares and supplemental restricted shares.

Name of Participant: David B. Vermylen

	Involuntary
	Termination
	Without			Involuntary
	Cause or			Termination	Change in
	Resignation			Following	Control
	for Good	Retirement		Change in	Without
	Reason	or Death	Disability	Control	Termination
	($)	($)	($)	($)	($)

Severance	1,929,600	0	0	2,894,400	0
Pro-rated Annual Incentives	0	0	0	428,800	0
Stock Options	0	0	0	0	0
Basic and Supplemental Restricted Shares	0	0	0	6,475,042	6,475,042
Welfare Benefits	23,075	0	23,075	34,612	0
Excise Tax & Gross-Up	0	0	0	4,171,592	2,718,697

Aggregate Payments	1,952,675	0	23,075	14,004,446	9,193,739

Name of Participant: Dennis F. Riordan

	Involuntary
	Termination			Involuntary
	Without			Termination	Change in
	Cause or			Following	Control
	Resignation	Retirement		Change in	Without
	for Good Reason	Death	Disability	Control	Termination
	($)	($)	($)	($)	($)

Severance	1,160,000	0	0	1,740,000	0
Pro-rated Annual Incentives	0	0	0	217,500	0
Stock Options	0	292,666	292,666	292,666	292,666
Basic and Supplemental Restricted Shares	0	0	0	275,880	275,880
Welfare Benefits	23,991	0	23,991	35,986	0
Excise Tax & Gross-Up	0	0	0	674,356	0

Aggregate Payments	1,183,991	292,666	316,657	3,236,389	568,546

Name of Participant: Thomas E. O’Neill

	Involuntary
	Termination			Involuntary
	Without			Termination	Change in
	Cause or			Following	Control
	Resignation for	Retirement		Change in	Without
	Good Reason	Death	Disability	Control	Termination
	($)	($)	($)	($)	($)

Severance	1,200,000	0	0	1,800,000	0
Pro-rated Annual Incentives	0	0	0	225,000	0
Stock Options	0	0	0	0	0
Basic and Supplemental Restricted Shares	0	0	0	6,475,042	6,475,042
Welfare Benefits	22,023	0	22,023	33,035	0
Excise Tax & Gross-Up	0	0	0	3,700,254	2,800,783

Aggregate Payments	1,222,023	0	22,023	12,233,331	9,275,825

Name of Participant: Harry J. Walsh

	Involuntary
	Termination			Involuntary
	Without			Termination	Change in
	Cause or			Following	Control
	Resignation for	Retirement		Change in	Without
	Good Reason	Death	Disability	Control	Termination
	($)	($)	($)	($)	($)

Severance	1,200,000	0	0	1,800,000	0
Pro-rated Annual Incentives	0	0	0	225,000	0
Stock Options	0	0	0	0	0
Basic and Supplemental Restricted Shares	0	0	0	6,475,042	6,475,042
Welfare Benefits	21,365	0	21,365	32,047	0
Excise Tax & Gross-Up	0	0	0	3,702,281	2,803,329

Aggregate Payments	1,221,365	0	21,365	12,234,370	9,278,371

2007 DIRECTOR COMPENSATION

Directors who are our employees of the Company receive no additional fee for service as a director. Non-employee directors receive a combination of cash payments, equity-based compensation, and reimbursements as shown in the table below.

	Fees Earned
	or Paid	Option
	in Cash	Awards	All Other
	($)	($)	Compensation	Total
Name	(a)	(b)	($)	($)

George V. Bayly	69,750	61,656	0	131,406
Gregg L. Engles	41,750	61,656	0	103,406
Michelle R. Obama(c)	12,750	0	0	12,750
Frank J. O’Connell	63,250	61,656	0	124,906
Gary D. Smith	67,750	61,656	0	129,906
Terdema L. Ussery, II	61,000	61,656	0	122,656

(a)	Consists of the amounts described below under “Cash Compensation.” With respect to Mr. Ussery, includes $5,000 paid for service as lead independent director. With respect to Mr. Bayly, includes $10,000 paid for service as Chairman of the Audit Committee. With respect to Mr. Smith, includes $5,000 paid for service as Chairman of the Nominating and Corporate Governance Committee. With respect to Mr. O’Connell, includes $5,000 paid for service as Chairman of the Compensation Committee.

(b)	The awards shown in this column constitute options granted under our Long-Term Incentive Plan. The amounts are based on the compensation expense recognized for the award pursuant to Statement of Financial Accounting Standards No. 123R. See Note 13 to the Consolidated Financial Statements included in our Annual Reports on Form 10-K for the year ended December 31, 2007 for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to FAS 123R. In 2007, each director was granted 8,200 options with a grant date fair value of $9.15. The options will vest in equal increments on June 27, 2008, June 27, 2009 and June 27, 2010. As of December 31, 2007, each director, with the exception of Mr. Engles and Ms. Obama had outstanding 22,499 options under the Long-Term Incentive Plan. Mr. Engles had a total of 367,304 options, which consists of grants from the Company in 2005, 2006, and 2007 of 6,799, 7,500, and 8,200 shares respectively, plus 344,805 options he received in connection with the spin-off of the Company from Dean Foods. As of December 31, 2007, Ms. Obama had no options outstanding. Ms. Obama’s options expired and were cancelled upon her resignation.

(c)	Ms. Obama resigned from the board in May 2007.

Cash Compensation

Directors who are not employees of the Company receive a fee of $35,000 per year plus $1,500 per board and committee meeting attended in person, and $750 for meetings attended telephonically.

Equity-Based Compensation

To ensure that directors have an ownership interest aligned with other stockholders, each outside director will be granted options and/or restricted shares of the Company’s stock having a value determined by the Board.

COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

No member of the Compensation Committee was, during the year ended December 31, 2007, an officer, former officer or employee of the Company or any of its subsidiaries. No executive officer of the Company served as a member of (i) the compensation committee of another entity in which one of the executive officers of such entity served on the Company’s Compensation Committee, (ii) the board of directors of another entity in which one of the executive officers of such entity served on the Company’s Compensation Committee, or (iii) the compensation committee of another entity in which one of the executive officers of such entity served as a member of the Company’s Board of Directors, during the year ended December 31, 2007.

COMMITTEE REPORTS

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate by reference this Proxy Statement or future filings with the Securities and Exchange Commission, in whole or in part, the following Committee reports shall not be deemed to be incorporated by reference into any such filings, except to the extent we specifically incorporate by reference a specific report into such filing. Further, the information contained in the following committee reports shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C other than as set forth in Item 407 of Regulation S-K, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that we specifically request that the information contained in any of these reports be treated as soliciting materials.

The Board of Directors has established three committees to help oversee various matters of the Company. These include the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each of these Committees operate under the guidelines of their specific charters. These charters may be reviewed on our website at www.treehousefoods.com.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee (the “Committee”) is currently composed of three independent directors Messrs. Bayly, Smith and Ussery and operates pursuant to a written charter. Ms. Obama served on the Committee until she resigned from the Board in May 2007. The Company’s management is responsible for its internal accounting controls and the financial reporting process. The Company’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an independent audit of the Company’s consolidated financial statements and internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board and to issue reports thereon. The Committee’s responsibility is to monitor and oversee these processes and appoint, evaluate, and audit the performance of Messrs. Bayly, Smith and Ussery, and compensate the independent registered public accounting firm.

In discharging its oversight responsibility as to the audit process, the Committee obtained from the independent registered public accounting firm a formal written statement describing all relationships between the independent registered public accounting firm and the Company that might bear on the independent registered public accounting firm’s independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” discussed with Deloitte & Touche LLP any relationships that may impact its objectivity and independence, and the Committee satisfied itself as to Deloitte & Touche LLP’s independence. The Committee has reviewed and discussed the financial statements with management. The Committee also discussed with management and Deloitte & Touche LLP the quality and adequacy of the Company’s internal controls and the internal audit department’s organization, responsibilities, budget and staffing. The Committee reviewed both with Deloitte & Touche LLP and the internal auditors their audit plans, audit scope, and identification of audit risks.

The Committee discussed and reviewed with Deloitte & Touche LLP all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” and, with and without management present, discussed and reviewed the results of Deloitte & Touche LLP’s examination of the financial statements. The Committee also discussed the results of the internal audit examinations.

Based on the Audit Committee’s discussions with management and Deloitte & Touche LLP and the Audit Committee’s review of the representations of management and the report of the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the Securities and Exchange Commission.

In order to assure that the provision of audit and non-audit services provided by Deloitte & Touche LLP, our independent registered public accounting firm, does not impair its independence, the Audit Committee is required to pre-approve all audit services to be provided to the Company by Deloitte & Touche LLP, and all other services, including review, attestation and non-audit services, other than de minimis services that satisfy the requirements of the New York Stock Exchange and the Securities Exchange Act of 1934, as amended, pertaining to de minimis exceptions.

This report is respectfully submitted by the Audit Committee of the Board of Directors.

George V. Bayly, Chair
Gary D. Smith
Terdema L. Ussery, II

REPORT OF THE NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

The Nominating and Corporate Governance Committee is currently comprised of three independent directors, Ms. Ferguson and Messrs. O’Connell and Smith. Ms. Obama served on this Committee until she resigned from the Board in May 2007. The Nominating and Corporate Governance Committee met in February 2008 to propose the nominees whose election to the Company’s Board of Directors is a subject of this proxy statement. The purposes of the Nominating and Corporate Governance Committee are (i) to identify individuals qualified to become members of the Board, (ii) to recommend to the Board the persons to be nominated for election as directors at any meeting of the stockholders, (iii) in the event of a vacancy on or increase in the size of the Board, to recommend to the Board the persons to be nominated to fill such vacancy or additional Board seat, (iv) to recommend to the Board the persons to be nominated for each committee of the Board, (v) to develop and recommend to the Board a set of corporate governance guidelines applicable to the Company, including the Company’s Code of Ethics, and (vi) to oversee the evaluation of the Board. The Nominating and Corporate Governance Committee will consider nominees who are recommended by stockholders, provided such nominees are recommended in accordance with the nominating procedures set forth in the Company’s By-laws. The Board of Directors adopted a charter for Nominating and Corporate Governance Committee in June 2006.

This report is respectfully submitted by the Nominating and Corporate Governance Committee of the Board of Directors.

Gary D. Smith, Chair
Diana S. Ferguson
Frank J. O’Connell

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee is comprised of Messrs. Bayly, O’Connell and Ussery. The Compensation Committee oversees the Company’s compensation program on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement.

In reliance on the review and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and the Company’s Proxy Statement to be filed in connection with the Company’s 2008 Annual Meeting of Stockholders, each of which will be filed with the Securities and Exchange Commission.

This report is respectfully submitted by the Compensation Committee of the Board of Directors.

Frank J. O’Connell, Chair
George V. Bayly

Terdema L. Ussery II

FEES BILLED BY INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table presents fees billed for professional services rendered for the audit of our annual financial statements and review of our quarterly reports on Form 10-Q and fees billed for other services rendered by Deloitte & Touche LLP for 2006 and 2007:

	2006	2007

Audit Fees	$1,495,010	$1,458,594
Audit-related Fees	0	0
Tax Fees	11,600	0
All other Fees	2,250	0

Total Fees	$1,508,860	$1,458,594

Audit fees include fees associated with the annual audit and reviews of the Company’s quarterly reports on Form 10-Q. Audit-related fees include consultation concerning financial accounting and Securities and Exchange Commission reporting standards. Tax fees include services rendered for tax advice and tax planning. All other fees are for any other services not included in the first three categories. The Audit Committee pre-approved all such services in accordance with the pre-approval policies described above under the heading “Committee Reports — Report of the Audit Committee” on page 26 of this Proxy Statement and determined that the independent accountant’s provision of non-audit services is compatible with maintaining the independent accountant’s independence.

STOCKHOLDER PROPOSALS FOR 2009 ANNUAL MEETING OF STOCKHOLDERS

Any stockholder who intends to present proposals at the Annual meeting of Stockholders in 2009 pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 must send notice of such proposal to us so that we receive it no later than November 7, 2008. Any stockholder who intends to present proposals at the Annual Meeting of Stockholders in 2009 other than pursuant to Rule 14a-8 must comply with the notice provisions in our By-laws. The notice provisions in our By-laws require that, for a proposal to be properly brought before the Annual Meeting of Stockholders in 2009, proper notice of the proposal must be received by us not less than 90 days or more than 120 days prior to the first anniversary of this year’s Annual Meeting. Stockholder proposals should be addressed to TreeHouse Foods, Inc., Two Westbrook Corporate Center, Suite 1070, Westchester, Illinois 60154, Attention: Corporate Secretary.

HOUSEHOLDING

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. We have not implemented householding rules with respect to our record holders. However, a number of brokers with account holders who are stockholders may be “householding” our proxy materials. If a stockholder receives a householding notification from his, her or its broker, a single proxy statement and annual report will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from an affected stockholder. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise.

Stockholders who currently receive multiple copies of the proxy materials at their address and would like to request “householding” of their communications should contact their broker. In addition, if any stockholder that receives a “householding” notification wishes to receive a separate annual report and proxy statement at his, her or its address, such stockholder should also contact his, her or its broker directly. Stockholders who in the future wish to receive multiple copies may also contact the Company at Two Westbrook Corporate Center, Suite 1070, Westchester, Illinois 60154, attention: Investor Relations; (708) 483-1300.

STOCKHOLDER COMMUNICATION WITH THE BOARD

Stockholders and other interested parties may contact the Board of Directors, the non-management directors or any individual director (including the Lead Independent Director) by writing to them c/o TreeHouse Foods Corporate Secretary, Two Westbrook Corporate Center, Suite 1070, Westchester, Illinois 60154, and such mail will be forwarded to the director or directors, as the case may be.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Company has been advised that a representative of Deloitte & Touche LLP, its independent registered public accounting firm, will be present at the Annual Meeting, available to respond to appropriate questions and given an opportunity to make a statement if he or she so desires.

OTHER MATTERS

If any other matters properly come before the Annual Meeting, it is the intention of the person named in the enclosed form of proxy to vote the shares they represent in accordance with the judgments of the persons voting the proxies.

The Annual Report of the Company for the year ending December 31, 2007, was mailed to stockholders together with this proxy statement.

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are available to the public over the internet at the Securities and Exchange Commission’s website at www.sec.gov and on our website at www.treehousefoods.com. You may also read and copy any document we file with the Securities and Exchange Commission at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549.

You may also request one free copy of any of our filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) by writing or telephoning Thomas E. O’Neill, Senior Vice President, General Counsel, Chief Administrative Officer and Corporate Secretary at our principal executive office: TreeHouse Foods, Inc., Two Westbrook Corporate Center, Suite 1070, Westchester, Illinois 60154, telephone (708) 483-1300.

By Order of the Board of Directors

Thomas E. O’Neill
Corporate Secretary

Appendix A

CORPORATE GOVERNANCE GUIDELINES: DIRECTOR INDEPENDENCE

Except as may otherwise be permitted by NYSE rules, a majority of the members of the Board shall be independent directors. To be considered independent: (1) a director must be independent as determined under Section 303A.02(b) of the New York Stock Exchange Listed Company Manual and (2) in the Board’s judgment (based on all relevant facts and circumstances), the director does not have a material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company).

A-1

YOUR VOTE IS IMPORTANT. VOTE BY INTERNET/TELEPHONE 24 HOURS A DAY, 7 DAYS A WEEK.
Proxies submitted by telephone or Internet must be received by 11:59 p.m. Central Time, on April 30, 2008.

VOTE BY INTERNET		VOTE BY TELEPHONE		VOTE BY MAIL
https://www.proxypush.com/THS		1-866-416-3858
• Go to the website address listed above. • Have your proxy card ready. • Follow the simple instructions that appear on your computer screen.	OR	• Use any touch-tone telephone. • Have your proxy card ready. • Follow the simple recorded instructions.	OR	• Mark, sign and date your proxy card. • Detach your proxy card. • Return your proxy card in the postage-paid envelope provided.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card
Detach proxy card here and return bottow portion in the enclosed envelope.

Mark, Sign, Date and Return
The Proxy Card Promptly
Using the Enclosed Envelope	☒
Votes must be indicated
(x) in Black or Blue ink

A.	Election of Directors

	1.	The Board of Directors recommends a vote FOR Sam K. Reed

		for ☐	withhold ☐	abstain ☐

	2.	The Board of Directors recommends a vote FOR Ann M. Sardini

		for ☐	withhold ☐	abstain ☐

B.	Ratification of Selection of Independent Auditors

3.	The Board of Directors recommends a vote FOR the ratification of Deloitte & Touche LLP as

	for ☐	against ☐	abstain ☐
In their discretion, the proxies are authorized to vote upon any other business as may properly come before the meeting.
Please sign this proxy and return it promptly whether or not you expect to attend the meeting. You may nevertheless vote in person if you attend. Please sign exactly as your name appears herein. Give full title if an attorney, executor, administrator, trustee, guardian, etc. For an account in the name of two or more persons, each should sign, or if one signs, he or she should attach evidence of his or her authority.

Date	Share Owner sign here	Co-Owner sign here

PROXY	PROXY
TREEHOUSE FOODS, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS ON MAY 1, 2008.
The undersigned appoints Sam K. Reed, David B.Vermylen and Thomas E. O’Neill, and each of them, attorneys and proxies, with the power of substitution in each of them, to vote for and on behalf of the undersigned at the Annual Meeting of Stockholders of the Company to be held on May 1, 2008, and any adjournment thereof, upon the matters coming before the meeting, as set forth in the Notice of Annual Meeting and the Proxy Statement, both of which have been received by the undersigned. Without otherwise limiting the general authorization given hereby, said attorneys and proxies are instructed to vote as follows:
THIS PROXY WILL BE VOTED IN ACCORDANCE WITH SPECIFICATION MADE ON THE REVERSE SIDE. IF NO SPECIFICATION IS INDICATED, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2, and 3.
YOUR VOTE IS IMPORTANT! PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.
TREEHOUSE FOODS, INC.
P.O. BOX 11315
NEW YORK, N.Y. 10203-0315